Exhibit 99.1

1000 Louisiana, Suite 4300 Houston, TX 77002 713.584.1000 www.targaresources.com
Targa Resources Partners LP Reports First Quarter 2008 Financial Results
HOUSTON—May 12, 2008—Targa Resources Partners LP (“Targa Resources Partners” or the “Partnership”) (NASDAQ: NGLS) today announced its financial results for the three months ended March 31, 2008. For the first quarter of 2008, the Partnership reported (i) net income of $24.9 million or $0.50 per common and subordinated unit on a fully diluted basis as determined under Generally Accepted Accounting Principles (“GAAP”) for entities under common control; (ii) income from operations of $33.9 million and (iii) earnings before interest, income taxes, depreciation and amortization and non-cash income or loss related to derivative instruments (“Adjusted EBITDA”) of $52.6 million. Adjusted EBITDA is a non-GAAP financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure net income (loss).
On April 23, 2008, the board of Targa Resources Partners’ general partner (the “Board”) declared a cash distribution of $0.4175 per common and subordinated unit, or $1.67 per unit on an annualized basis, for the first quarter of 2008. This cash distribution will be paid May 15, 2008 on all outstanding common and subordinated units to holders of record as of the close of business on May 5, 2008. Distributable cash flow for the first quarter of 2008 was $39.4 million, including the results of SAOU and LOU for the full quarter, which corresponds to distribution coverage of 2.0 times for the 47.1 million total units outstanding on March 31, 2008. Distributable cash flow is a non-GAAP financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, net income (loss).

	Three Months	Three Months
	Ended	Ended
	March 31, 2008	March 31, 2007
	(In millions of dollars, except operating and
	price data)
Revenues	$512.1	$348.8
Product purchases	442.2	294.5
Operating expense, excluding DD&A	12.6	12.2
Depreciation and amortization expense	18.2	18.0
General and administrative expense	5.2	3.3

Income from operations	33.9	20.8
Interest expense, net	8.7	2.7
Interest expense, allocated from Parent	—	13.4
Loss on mark-to-market derivative instruments	—	14.9
Deferred income tax expense (1)	0.3	0.4

Net income(loss)	$24.9	$(10.6)

Financial data:
Operating margin (2)	$57.3	$42.1
Adjusted EBITDA (3)	$52.6	$39.1

	Three Months	Three Months
	Ended	Ended
	March 31, 2008	March 31, 2007
	(In millions of dollars, except operating and
	price data)
Operating data:
Gathering throughput, MMcf/d (4)	457.1	425.1
Plant natural gas inlet, MMcf/d (5)(6)	437.7	397.8
Gross NGL production, MBbl/d	43.6	39.0
Natural gas sales, BBtu/d(6)	418.4	380.2
NGL sales, MBbl/d	38.0	33.0
Condensate sales, MBbl/d	3.7	3.4

Natural Gas, per MMBtu
Average realized sales price	$7.96	$6.68
Impact of hedging	0.06	0.08

Average realized price	$8.02	$6.76

NGL, per gal
Average realized sales price	$1.29	$0.81
Impact of hedging	(0.08)	—

Average realized price	$1.21	$0.81

Condensate, per Bbl
Average realized sales price	$87.45	$50.93
Impact of hedging	(1.86)	1.85

Average realized price	$85.59	$52.78

(1)	In May 2006, Texas adopted a margin tax, comprising a 1% tax on the amount by which total revenue exceeds cost of goods sold as apportioned to Texas. The amount presented represents our estimated liability for this tax.

(2)	Operating margin is total operating revenues less product purchases and operating expense. Please see “Non-GAAP Financial Measures” included below.

(3)	Adjusted EBITDA is net income before interest, income taxes, depreciation and amortization and non-cash loss related to derivative instruments. Please see “Non-GAAP Financial Measures” included below.

(4)	Gathering throughput represents the volume of natural gas gathered and passed through natural gas gathering pipelines from connections to producing wells and central delivery points.

(5)	Plant natural gas inlet represents the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant.

(6)	Plant inlet volumes include producer take-in-kind, while natural gas sales exclude producer take-in-kind volumes.
Review of First Quarter Results
Revenues were $512.1 million for the three months ended March 31, 2008, 47% higher than revenues of $348.8 million for the three months ended March 31, 2007. Income from operations for the first quarter of 2008 increased 63% to $33.9 million from $20.8 million in the same period of 2007. The increase was primarily due to higher commodity prices and higher inlet volumes for the three months ended March 31, 2008 compared to the three months ended March 31, 2007.
Net income for the first quarter 2008 was $24.9 million versus a net loss of $10.6 million for the same period 2007. The net loss in 2007 is principally due to interest expense totaling $13.4 million that was related to debt that was allocated to the North Texas, SAOU and LOU Systems by Targa prior to our acquisition of those businesses as well as a $14.9 million loss on mark-to-market derivative contracts related to the SAOU and LOU Systems prior to the acquisition of these businesses by the Partnership.

For the first quarter of 2008, gathering throughput (the volume of natural gas gathered and passed through natural gas gathering pipelines) increased by 8% to 457.1 MMcf/d compared to 425.1 MMcf/d for the same period in 2007. For the same periods, plant natural gas inlet volume (the volume of natural gas passing through the meter located at the inlet of a processing plant) was 10% higher at 437.7 MMcf/d compared to 397.8 MMcf/d in the first quarter of 2007.
Gross NGL production of 43.6 MBbl/d for the three months ended March 31, 2008 was 12% higher than NGL production of 39.0 MBbl/d for the three months ended March 31, 2007. Natural gas sales volumes increased 10% to 418.4 BBtu/d in the three months ended March 31, 2008 as compared to the 380.2 BBtu/d sold in the same 2007 period. Natural gas sales volume increases were due to increased demand by our industrial customers, partially offset by increases in residue take-in-kind volumes. Additionally, NGL sales of 38.0 MBbl/d for the first quarter of 2008 were 15% higher than the 33.0 MBbl/d sold in the same 2007 period. The increase was primarily due to increased NGL recoveries of 4.6 MBbl/d from higher inlet volumes of 39.9 MMcf/d.
The average realized natural gas price increased 19% or $1.26 per MMBtu from $6.76 per MMBtu for the three months ended March 31, 2007, to $8.02 per MMBtu for the three months ended March 31, 2008, including the impact of our hedging program. The average realized price for NGLs increased by $0.40 per gallon, or 49%, to $1.21 per gallon for the three months ended March 31, 2008 compared to $0.81 per gallon for the three months ended March 31, 2007. The average realized price for condensate increased by $32.81 per barrel, or 62%, to $85.59 per barrel for the three months ended March 31, 2008 compared to $52.78 per barrel for the three months ended March 31, 2007.
Capitalization
Concurrent with the acquisition of the SAOU and LOU Systems on October 24, 2007, we entered into a Commitment Increase Supplement to the Credit Agreement, increasing our aggregate commitments under the Credit Agreement by $250 million to an aggregate total of $750 million. We also entered into the First Amendment to the Credit Agreement (the “Amendment”), which increased by $250 million the maximum amount of increases to the aggregate commitments that may be requested by us and would allow us to request total commitments under the Credit Agreement up to $1 billion. Total funded debt as of March 31, 2007 was approximately $576.3 million, approximately 50% of total book capitalization.
Recent Activities
Activity remains strong in all areas of operations, and total volumes continue to increase steadily. Additional recent highlights include:
1.	Substantial new acreage dedications in North Texas and SAOU in the first quarter of 2008;

2.	The expansion of the Chico plant’s CO2 amine treater is under construction and should be online in the third quarter of 2008;

3.	Well connection activity remains strong, especially in SAOU;

4.	A significant butane storage project in LOU began receiving liquids from ConocoPhillips’ Lake Charles refinery on May 8th; and

5.	We continue to successfully execute expansion and optimization projects utilizing existing infrastructure, which increases profitability without the need for large capital expenditure outlays.
In addition, we are pursuing or evaluating multiple growth projects and expect 2008 maintenance and expansion capital expenditures to approximate $60 million.
Conference Call
Targa Resources Partners will host a conference call for investors and analysts at 11:30 a.m. Eastern Time (10:30 a.m. Central Time) on May 12, 2008 to discuss first quarter 2008 financial results. The conference call can be accessed via Webcast through the Investors section of the Partnership’s web site at http://www.targaresources.com or by dialing 800-218-8862. The pass code is 11113363. Please dial in five to ten minutes prior to the scheduled start time. A replay will be available through the Investors section of the Partnership’s web site approximately two hours following completion of the Webcast and will remain available until May 26, 2008.
About Targa Resources Partners
Targa Resources Partners was formed by Targa to engage in the business of gathering, compressing, treating, processing and selling natural gas and fractionating and selling natural gas liquids and natural gas liquids products. Targa Resources Partners owns an extensive network of integrated gathering pipelines, seven natural gas processing plants and two fractionators and currently operates in Southwest Louisiana, the Permian Basin in West Texas and the Fort Worth Basin in North Texas. A subsidiary of Targa is the general partner of Targa Resources Partners.
Targa Resources Partners’ principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002 and its telephone number is 713-584-1000.
For more information, visit www.targaresources.com.
Non-GAAP Financial Measures
This press release and accompanying schedules include non-GAAP financial measures of distributable cash flow, operating margin and Adjusted EBITDA. The press release provides reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income (loss) or any other GAAP measure of liquidity or financial performance.

Distributable Cash Flow – Distributable cash flow is a significant performance metric used by us and by external users of our financial statements, such as investors, commercial banks, research analysts and others to compare basic cash flows generated by us (prior to the establishment of any retained cash reserves by our general partner) to the cash distributions we expect to pay our unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). The economic substance behind our use of distributable cash flow is to measure the ability of our assets to generate cash flows sufficient to make distributions to our investors.
The GAAP measure most directly comparable to distributable cash flow is net income (loss). Our non-GAAP measure of distributable cash flow should not be considered as an alternative to GAAP net income (loss). Distributable cash flow is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because distributable cash flow excludes some but not all items that affect net income (loss) and is defined differently by different companies in our industry, our definition of distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Management compensates for the limitations of distributable cash flow as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these learnings into our decision-making processes.
The following table presents a reconciliation of net income (loss) to distributable cash flow for the Partnership for the periods shown:

	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2008	2007 (a)
	(In millions)
Reconciliation of “Distributable cash flow” to net income (loss):
Net income (loss)	$24.9	$(10.6)
Depreciation and amortization expense	18.2	18.0
Deferred income tax expense	0.3	0.4
Amortization of debt issue costs	0.4	0.7
Loss on mark-to-market derivative contracts	—	14.9
Maintenance capital expenditures	(4.4)	(4.9)

Distributable cash flow	$39.4	$18.5

(a)	Distributable cash flow for the quarter ended March 31, 2007 reflects allocated interest from parent of $13.4 million.

	For the Three Months Ended March 31, 2007
		Pre-Acquisition		Post Acquisition
		SAOU-LOU	North Texas
		Jan 1, 2007 to March	Jan 1, 2007 to Feb 13,
	TRP LP	31, 2007	2007	TRP LP
	(In millions)
Net income (loss)	$(10.6)	$(5.9)	$(6.9)	$2.2
Depreciation and amortization expense	18.0	3.8	6.9	7.3
Deferred income tax expense	0.4	—	—	0.4
Amortization of debt issue costs	0.7	0.6	—	0.1
Loss on mark-to-market derivative instruments	14.9	14.9	—	—
Maintenance capital expenditures	(4.9)	(2.2)	(1.5)	(1.2)

Distributable Cash Flow	$18.5	$11.2	$(1.5)	$8.8

Adjusted EBITDA — We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization and non-cash income or loss related to derivative instruments. Adjusted EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks and others, to assess: (1) the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; (2) our operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and (3) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
The economic substance behind management’s use of Adjusted EBITDA is to measure the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and make distributions to our investors. The GAAP measure most directly comparable to Adjusted EBITDA is net income (loss). Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income (loss). Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider Adjusted EBITDA in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these learnings into management’s decision-making processes.
Operating Margin — We define operating margin as total operating revenues, which consist of natural gas and NGL sales plus service fee revenues, less product purchases, which consist primarily of producer payments and other natural gas purchases, and operating expense. Management reviews operating margin monthly for consistency and trend analysis. Based on this monthly analysis, management takes appropriate action to maintain positive trends or to reverse negative trends. Management uses operating margin as an important performance measure of the core profitability of our operations.
The GAAP measure most directly comparable to operating margin is net income (loss). Our non-GAAP financial measure of operating margin should not be considered as an alternative to GAAP net income. Operating margin is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. You should not consider operating margin in isolation or as a substitute for analysis of our results as reported under GAAP. Because operating margin excludes some, but not all, items that affect net income and is defined differently by different companies in our industry, our definition of operating margin may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Management compensates for the limitations of operating margin as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these learnings into management’s decision-making processes.

	Three Months	Three Months
	Ended March 31,	Ended March 31,
	2008	2007
	(In millions)
Reconciliation of “Adjusted EBITDA” to net income (loss):
Net income (loss)	$24.9	$(10.6)
Add:
Allocated interest expense, net	—	13.4
Interest expense, net	8.7	2.7
Deferred income tax expense	0.3	0.4
Depreciation and amortization expense	18.2	18.0
Risk Management Activities	0.5	15.2

Adjusted EBITDA	$52.6	$39.1

Reconciliation of “operating margin” to net income (loss):
Net income (loss)	$24.9	$(10.6)
Add:
Depreciation and amortization expense	18.2	18.0
Deferred income tax expense	0.3	0.4
Allocated interest expense, net	—	13.4
Interest expense, net	8.7	2.7
Non-cash loss related to derivative instruments	—	14.9
General and administrative expense	5.2	3.3

Operating margin	$57.3	$42.1

Forward-Looking Statements
Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Targa Resources Partners’ control, which could cause results to differ materially from those expected by management of Targa Resources Partners. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including declines in the production of natural gas or in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts, the credit risk of customers and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s reports and other filings with the Securities and Exchange Commission. Targa Resources Partners undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor contact:
Eric Curry
Sr. Manager – Corporate Finance & Investor Relations
713-584-1133
Web site: http://www.targaresources.com
Matt Meloy
Vice President — Finance and Treasurer
713-584-1133
Web site: http://www.targaresources.com
Media contact:
Kenny Juarez
212-371-5999